Exhibit 99.1
JOINT FILING AGREEMENT
This Joint Filing Agreement, dated as of February 14, 2023, is by and among Selective Insurance Company of America and Selective Insurance Group, Inc. (collectively, the “Reporting Persons”).
Each of the Reporting Persons may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Shares of Beneficial Interest of Stellus Private Credit BDC beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Reporting Persons, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by either of the Reporting Persons upon written notice to the other.

Executed and delivered as of the date first above written.

SELECTIVE INSURANCE COMPANY OF AMERICA

By:  /s/ Michael H. Lanza
Name:  Michael H. Lanza
Title:    Executive Vice President, General Counsel

SELECTIVE INSURANCE GROUP, INC.

By:  /s/ Michael H. Lanza
Name:  Michael H. Lanza
Title:    Executive Vice President, General Counsel